EXHIBIT 23.1

               CONSENT TO INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Southern Mineral Corporation:

We consent to the incorporation by reference in the registration statements on Forms S-8 (No. 33-60571 and No.333-12375) of Southern Mineral Corporation of our report dated March 13, 1998 relating to the consolidated balance sheet of Southern Mineral Corporation and subsidiaries as of December 31, 1997 and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended, which report appears in the December 31, 1997 annual report on Form 10-KSB of Southern Mineral Corporation.


Houston, Texas
March 26, 1998